EXHIBIT 10.36

Amendment to the Distribution Agreement

This Amendment to the Distribution Agreement ("the Amendment") entered into on January 5, 2011 by and between Arteriocyte Medical Systems, Inc. (the "Company"), a Delaware Corporation and CPM Medical (the 'Distributor") (collectively, "the Parties"), a Delaware Corporation, modifies the Distribution Agreement by and between the Parties executed on May 13, 2010 ("the Agreement"). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Agreement.

BACKGROUND

The Distributor is Company's authorized, non-exclusive distributor of Company Products in the Territory subject to the terms and conditions of the Agreement.

The Parties determined that the Distributor's appointment should be non-exclusive. Accordingly, the Parties agree as follows:

1.	AGREEMENT AMENDMENT.
(A)	The following provisions shall be inserted into the Agreement:
i.	Exhibit B: Distributor's Territory now includes the following three digit zip code in South Dakota: 571.
ii.	Exhibit C: Distributor's Vendor Approved Hospitals now includes the following "Non-Stocking Vendor Approved Hospital" account: Sanford Health, 1305 W. 18th Street, Sioux Falls, SD 57105.
iii.

§1.26: "Non-Stocking Vendor Approved Hospital" means hospitals where Company sells Products directly to the End User, as listed in Exhibit C, and where Distributor comes into a patient case to run the Magellan machine using the Mar01 kits purchased by the Non-Stocking Vendor Approved Hospitals.

iv.

§1.27: "Service Fee" means the amount that Company shall pay Distributor for using Mar01 disposable kits at Non-Stocking Vendor Approved Hospitals and which shall be twenty-five percent (25%) of the Net Sales of the Mar01 kits sold by Company to the Non-Stocking Vendor Approved Hospitals and used by Distributor.

v.	§4.7: Service Fees
1.

Distributor may earn a Service Fee as a service provider for Net Sales generated by Company at Non-Stocking Vendor Approved Hospitals For the avoidance of doubt, at the signing of this Amendment, the following actions are approved for a Service Fee:

a.	Transactions using Mar01 disposable kits at Sanford Health with Dr. McKenzie.
b.	Transactions using Ivlar01 disposable kits at Sanford Health for spine procedures pre-approved by an authorized Company agent.
2.	The following conditions apply to the Service Fee:
a.

Company shall have the right to change the terms of said Service Fee by giving written notice thereof to Distributor. Any such change shall become effective on the date specified on said notice. Any such change cannot be retroactive, except by mutual agreement by the Parties. All references in this Agreement to Service Fee or Service Fee Schedule shall be deemed to refer to Service Fee as Company may change from time to time.
b.

Service Fees previously paid to Distributor for Products which are subsequently returned or not paid for, and a proportionate part of Service Fees previously paid to Distributor for Products which are subsequently paid for only in part, shall be deducted from Distributor's Service Fee accruals.

c.

Payment of Service Fee. Payment for Service Fee-eligible transactions shall be made monthly to Distributor within forty-five (45) calendar days following the month in which Distributor performs the service associated with getting the Service Fee. Each payment is contingent upon Distributor providing Company with purchase orders or other End User documentation for Products purchased by End User and used by Distributor for End User. Each payment shall be accompanied by a complete report of the orders invoiced during the preceding month and all other transactions affecting Distributor's Service Fee payment. Company shall have the right to apply Service Fee payments against any debit balance due Company by Distributor.

d.

Notwithstanding anything herein contained to the contrary, in the event it is determined by Company that the payment of a Service Fee as herein provided is contrary to U.S. law or governmental policy, Distributor hereby waives any rights, title or interest to Service Fees to which Distributor would otherwise be entitled.

(B)	The Parties shall attach this Amendment to the Agreement as Exhibit E. This Amendment shall be incorporated into the Agreement as part of the Agreement.
2.	2. MISCELLANOUS.
(A)	Severability Clause. If any provision of this Amendment is illegal or unenforceable, that provision is severed from this Amendment or the Agreement and all other provisions remain in force.
(B)	Merger. This Amendment signed by both Parties constitutes the final written expression of all the terms of this Amendment and is a complete and exclusive statement of those terms.
(C)	The Parties may only modify this Amendment by a writing signed by both Parties.
(D)	Choice of Law. The validity, interpretation and performance of this Amendment and the Agreement is controlled by and construed under the laws of the State of Delaware.
(E)

Dispute Resolution. In the event of any dispute, claim or controversy arising from or relating to this Amendment, and/or the Agreement or the breach hereof (a "Claim"), the Parties shall make a good faith attempt to negotiate an amicable resolution to any and all such Claims. If any Claim is not resolved by the Parties within thirty (30) days after deliver), of written notice thereof from one Party to the other Party, then prior to commencing any cause of action or other legal proceeding the Parties shall promptly submit the claim to non-binding mediation in the principal place of business of the non-claiming Party. Any Claim not resolved as a result of the foregoing shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place in Cleveland, Ohio, USA.
(F)	Counterparts. The Parties may execute this Amendment in several counterparts, each of which is an original but which together constitute one and the same document.
(G)	Headings/Caption. The paragraph headings used in this Amendment are for convenience and reference purposes only and do not add to, limit, or in any manner affect the subject matter.

To evidence the P arties' agreement to this Amendment, they have signed and delivered this Amendment as of the date set forth in the preamble

Arteriocyte Medical Systems, Inc.	CPM Medical
By ____________________________	By: __________________________
Name: Donald J. Brown	Name: Mark Brooks
Title: Chief Executive Officer	Title: Principle
Date:	Date: